SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this ”Amendment“) is entered into as of this 06th day of January, 2021 (the “Effective Date“), by and between BMR-201 INDUSTRIAL ROAD LP, a Delaware limited partnership ("Landlord"), and NATERA, INC., a Delaware corporation ("Tenant").

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of October 26, 2015 (the "Original Lease") as amended by that certain First Amendment to Lease dated as of October 6, 2016 (the "First Amendment") (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the "Existing Lease"), whereby Tenant leases from Landlord certain premises (the "Premises") comprising approximately 136,258 square feet of Rentable Area located on the third (Yd) and fourth (4th) floors of the building located at 201 Industrial Road in San Carlos, California (the "Building");
B.WHEREAS, Landlord and Tenant desire to extend the Term of the Existing Lease; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the "Lease." From and after the date hereof, the term "Lease," as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Extension Term. The Term of the Existing Lease is hereby extended by forty-eight (48) months and, therefore, the Term Expiration Date is hereby amended to mean October 5, 2027. The period commencing on October 6, 2023 and ending on such amended Term Expiration Date shall be referred to herein as the "Extension Term."
3.Base Rent. The initial monthly installments and annual installment of Base Rent for the Premises as of October 6, 2023, subject to adjustment under this Amendment, shall be as follows:

BioMed Realty form dated 6/9/20

17129039.2

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
10/6/23 - 10/5/24	136,258	$5.70 monthly	$776,670.60	$9,320,047.20

4.Rent Adjustments. Base Rent during the Extension Term shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on October 6, 2024, and subsequent adjustments shall become effective on every successive annual anniversary of such date for so long as the Lease continues in effect.
5.Option to Extend Term. Landlord and Tenant hereby expressly acknowledge and agree that Article 42 of the Original Lease shall continue to remain in full force and effect and shall be applicable to the entire Premises.
6.Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition "as is" as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant's continued occupancy for the Extension Term or to pay for any improvements to the Premises, except for Landlord's obligation to disburse the TI Allowance as set forth below. Tenant hereby agrees and acknowledges that the Tenant Improvements (as defined below) in the Premises shall be constructed during the Term of the Lease and/or the Extension Term hereof and that the performance of such work shall not be deemed a constructive eviction nor shall Tenant be entitled to any abatement of Rent in connection therewith.
7.Tenant Improvements. Tenant shall cause the work (the "Tenant Improvements") described in the Work Letter attached hereto as Exhibit A (the "Work Letter") to be constructed in the Premises at a cost to Landlord not to exceed Six Hundred Eighty-One Thousand Two Hundred Ninety Dollars ($681,290.00) (based upon Five Dollars ($5.00) per square foot of Rentable Area (as defined below)) (the "TI Allowance"). The TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall equal one percent (1%) of the cost of the Tenant Improvements, including the TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party's commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant

2	17129039

from a third party (e.g., insurers, warrantors, or tortfeasors). Tenant shall have until the date which is eighteen (18) months after the Effective Date, as extended by Force Majeure (the "TI Deadline"), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the TI Allowance, after which date Landlord's obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire.

8.CASp. The Premises have not undergone inspection by a Certified Access Specialist ("CASp," as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
9.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Jones Lang LaSalle ("Broker"), and agrees to reimburse, indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord, at Tenant's sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
10.No Default. Landlord and Tenant represent, warrant and covenant that, to the best of their knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
11.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Natera, Inc.

201 Industrial Road, Suite 410 San Carlos, California 94070 Attention: Controller

3	17129039

With a copy to:Natera, Inc.

201 Industrial Road, Suite 410 San Carlos, California 94070 Attention: Legal Department

12.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
13.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
14.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
15.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
16.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-201 INDUSTRIAL ROAD LP,

a Delaware limited partnership

By: /s/ Kevin M. Simonsen

Name: Kevin M. Simonsen

Title:EVP, General Counsel & Secretary

TENANT:

NATERA, INC.,

a Delaware corporation

By: /s/ Steve Chapman

Name: Steve Chapman

Title: CEO

17129039

EXHIBIT A

TENANT WORK LETTER

This Work Letter (this "Work Letter") is made and entered into as of the [06th] day of [January], 2021, by and between BMR-201 INDUSTRIAL ROAD LP, a Delaware limited partnership ("Landlord"), and NATERA, INC., a Delaware corporation ("Tenant"), and is attached to and made a part of that certain Second Amendment to Lease dated of even date herewith (the "Amendment" and together with the Original Lease and the First Amendment, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Lease"), by and between Landlord and Tenant for certain Premises located at 201 Industrial Road in San Carlos, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.	General Requirements.
1.1.	Authorized Representatives.
(a)Landlord designates, as Landlord's authorized representative ("Landlord's Authorized Representative"), (i) Jim Sauger as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord's Authorized Representative. Landlord may change either Landlord's Authorized Representative upon one (1) business day's prior written notice to Tenant.
(b)Tenant designates Bob Schueren ("Tenant's Authorized Representative") as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant's Authorized Representative. Tenant may change Tenant's Authorized Representative upon one (1) business day's prior written notice to Landlord.
1.2.Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the "Schedule"). Tenant may prepare multiple Schedules for multiple scopes of work. Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the applicable Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant's contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed for the applicable work, Tenant shall deliver the same to Landlord for Landlord's approval, which approval shall

EXHIBIT A

not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord's failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.Tenant's Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to consent to the use of any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord's reasonable opinion, to perform work in an occupied Class "A" laboratory research building and in tenant-occupied lab areas. All Tenant contracts with third parties related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time; provided, however, that Tenant shall not be permitted to actually assign any such contract(s) to Landlord unless Landlord and Tenant enter into a separate written agreement memorializing such assignment.
2.Tenant Improvements. All Tenant Improvements shall be performed by Tenant's contractor, at Tenant's sole cost and expense (subject to Landlord's obligations with respect to payment of any portion of the TI Allowance and in accordance with the Approved Plans (as defined below), the Amendment and this Work Letter. To the extent that the total projected cost of the applicable Tenant Improvements (as reasonably projected by Landlord, and as modified from time to time based on actual work performed) exceeds the TI Allowance (such excess, the "Excess TI Costs"), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the TI Allowance payable by Landlord. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or "like new;" the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements. All Tenant Improvements shall be performed in accordance with Article 17 of the Original Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Original Lease, the terms of this Work Letter shall govern.

2.1.Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the "Draft Schematic Plans"), such approval not to be

EXHIBIT A

unreasonably withheld, conditioned or delayed. The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord's failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord's objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord's approval of or objection to revised Draft Schematic Plans and Tenant's correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the "Approved Schematic Plans."

2.2.Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications ("Construction Plans") are completed, Tenant shall deliver the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord's failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the "Approved Plans." Landlord will notify Tenant, at the time of Landlord's consent to the Construction Plans, which of the Tenant Improvements Landlord will require to be removed upon the expiration or earlier termination of this Lease, if any.

2.3.Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a "Change") shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

EXHIBIT A

(a)Change Request. Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a "Change Request"), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party's Authorized Representative.
(b)Approval of Changes. All Change Requests shall be subject to the other party's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party's decision either to approve or object to the Change Request. The non-requesting party's failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
2.4.Preparation of Estimates. Tenant shall, before proceeding with any Change, using its commercially reasonable efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change's effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to approve or reject such Change Request in writing.
2.5.Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the "OCP"): (a) Tenant's general contractor's quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord's reasonable review and approval and shall specifically address the Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system cornrn1ss1onmg.
3.Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall cause its general contractor to perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Amendment, Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant's insurance carriers, the requirements of Landlord's insurance carriers (to the extent Landlord provides its insurance

EXHIBIT A

carriers' requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect's certificate of completion and the general contractor's and each subcontractor's and material supplier's final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy (or its substantial equivalent) for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant's architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete "as built" drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building "as built" plans (provided that Landlord provides the Building "as-built" plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant's commissioning agent shall perform and incorporate into a revised report) and (z) such other "close out" materials as Landlord reasonably requests at the time of Landlord's approval of the Construction Plans, consistent with Landlord's own requirements for its contractors, such as copies of manufacturers' warranties, operation and maintenance manuals and the like.

4.	Insurance.
4.1.Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain or cause its contractor to maintain (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called "broad form extended coverage endorsement" upon all Tenant Improvements and the general contractor's and any subcontractors' machinery, tools and equipment, all while each

EXHIBIT A

forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor's and any subcontractors' machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.

4.2.Workers' Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers' compensation insurance as required by Applicable Laws.
4.3.Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.
5.Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant's contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant's contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to Indemnify the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant's contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to Indemnify Landlord from or against liability to the extent arising directly from Landlord's negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.
6.	TI Allowance.
6.1.Application of TI Allowance. Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Section 7 of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance; provided, however, if the costs the Tenant Improvements exceeds the TI Allowance, then the entire TI Allowance shall be applied toward the costs of the Tenant Improvements notwithstanding the amount of Excess TI Costs paid by Tenant. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amendment.

EXHIBIT A

6.2.Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amendment, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the applicable Tenant Improvements (the "Approved Budget"). Prior to Landlord's approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.
6.3.Fund Requests. Upon submission by Tenant to Landlord as of or prior to the TI Deadline of (a) a statement (a "Fund Request") setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect,

(c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord's approval of the Approved TI Budget or as a result of Tenant's decision to pay for the Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Amendment and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord's pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted as of or prior to the TI Deadline and shall be subject to the payment limits set forth in Section 6.2 above and Section 7 of the Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.

6.4.Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the applicable Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of

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design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, and (e) the date of Substantial Completion of the applicable Tenant Improvements.

7.	Miscellaneous.
7.1.Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Original Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.
7.2.General. Except as otherwise set forth in the Amendment or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

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EXHIBIT A

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-201 INDUSTRIAL ROAD LP,

a Delaware limited partnership

By: /s/ Kevin M. Simonsen

Name: Kevin M. Simonsen

Title:EVP, General Counsel & Secretary

TENANT:

NATERA, INC.,

a Delaware corporation

By: /s/ Steve Chapman

Name: Steve Chapman

Title: CEO

EXHIBIT A